Exhibit 99.1

RadioShack Names Mary Ann Doran SVP of Human Resources

FORT WORTH, Texas, June 15, 2010 — RadioShack Corporation today announced that Mary Ann Doran, a 32-year veteran of retailing, has been named senior vice president of human resources. She is responsible for RadioShack’s overall policy and strategy related to human resources. Ms. Doran reports to Julian C. Day, chairman and chief executive officer.

“We’re pleased to have Mary Ann join our leadership team,” Mr. Day said. “Her depth of retail experience and her passion for training and development will advance our commitment to delivering a smart, helpful in-store experience that addresses the changing needs of our customers and maintains The Shack’s leadership position in mobility.”

Ms. Doran joins RadioShack after serving as senior vice president of human resources for Zale Corp. in Irving, Texas, where she had worked since 1996. Her experience includes staffing strategies for the merchandising and field organizations, talent management, training, staff development, recruiting, executive compensation, and compensation strategy, among other major responsibilities. Ms. Doran’s earlier experiences in human resources also include The Bombay Company, Inc., of Fort Worth, Texas, and the Jordan Marsh Stores Corp. of Boston, a regional department-store chain that ultimately joined the Macy’s organization.

Ms. Doran earned her bachelor’s degree from Northeastern University in Boston.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack's retail network includes 4,680 company-operated stores in the United States and Mexico, more than 550 wireless phone kiosks in the United States, and approximately 1,300 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

The Shack is a registered trademark licensed by RadioShack Corporation.

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